Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated January 30, 2019

Registration Statement No. 333-227192

Relating To Preliminary Prospectus dated January 25, 2019

Free Writing Prospectus

Jump World Holding Limited Investor Presentation

This free writing prospectus relates to the proposed public offering of Class A ordinary shares of Jump World Holding Limited (the “Company”), which are being registered on a Registration Statement on Form F-1 (No. 333-227192) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated January 25, 2019 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1746885/000114420419002733/tv511324_f1a.htm

The Company has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Boustead Securities, LLC, at 6 Venture, Suite 265, Irvine, CA 92618 USA, Attn: Equity Capital Markets; via email offerings@boustead1828.com or by calling +1-949-502-4409.

NasdaqCM: JMPW | FACTSHEET | JANUARY 2019

JUMP World Holding LTD.

OVERVIEW

- Established in June 2011 with headquarters office in Shanghai, China
- A producer, developer, and operator of community-based online gaming platform with 1st MOBA (multiplayer online battle arena) game, 300 Heroes, launched in 2012
- Currently operates 6 online games, covering multi-genres - MOBA, FPS (first person shooter), fighting and casual games and multi-platforms - PCs, iOS, Android, and VR devices

¥202 Million TTM Revenues
1.27 Million Monthly Active User in 1H18
167 Mins Average daily time spent per active user on 300 Heroes in 1H18

CORE GAME PRODUCTS

300 Heroes - 94% of 1H18 Total Revenue

- 1st game developed by the Company with project launch in 2011
- MOBA type Internet game for PC with 6 years of operations





Glamorous Heroes - 4% of 1H18 Total Revenue

- 5v5 MOBA game for mobile platforms
- Officially launched in Aug. 2018





OTHER GAME PRODUCTS

Gun Dimension	Duo-realm FPS shootout game; Launch scheduled for Jan 2019
Machine Crisis	Sci-fi VR shooting game; Launched
Warship Heroine Collection	Sea-battle themed MOBA game; Internal user testing scheduled for Mar 2019
Crazy Boom	Casual sports game; H5 version internal user testing scheduled for April 2019
Interstellar Call	Sci-fi real-time strategy game; Launch scheduled for Mar 2019

IPO SUMMARY

Security	Class A Ordinary Shares, par value $0.00001
Ticker	NasdaqCM: JMPW
Pre-IPO Shares Outstanding	20,000,000
Number of Shares Offered	Min: 1,000,000 – Max 2,000,000
Post-IPO Shares Outstanding	Min: 21,000,000 – Max: 22,000,000
Offering Price per Share	$7.00
Offering Size	Min: $7M – Max: $14M
Post- IPO Valuation	$147M - $154M
Use of Proceeds	35% Product research and development 35% Marketing and promotion 30% General corporate purposes, including working capital, CAPEX, and M&A
Lock-up	12 Months
Underwriter	Boustead Securities, LLC
IPO Date (est.)	Q1 2019

INVESTMENT HIGHLIGHTS

- Well established multi-genres and multi-platforms producer, developer and operator of online games targeting the ACG (Animation, Comic, and Gaming) segment of young generation in China.
- Favorable market trend with China's gaming market grew at a CAGR of 24% between 2013 and 2017.
- Strong in-house game development capability with over 241 software engineers, designers and product managers dedicated for R&D.
- Community-based online gaming platform-300 Heroes and Glamorous Heroes that attract over 1.27 million MAUs who on average spent RMB 14.2 per month in 1H18.
- Strong game pipeline with 4 new games to be released in the next 5 months that would largely diversify revenue sources and drive growth in coming years.
- Anticipated Nasdaq listing may raise company profile and help attract not only new users but also new talents to join our team.

Contact: Albert Lyu, CFO, albert.lyu@jumpw.com; Alice Yu, alice.w.yu@jumpw.com, +86 159 2156 8130; Boustead email: offerings@boustead1828.com
Note:For illustrative purposes only. This is not a solicitation to offer to buy or sell securities. Past performance is not indicative of future details, 1H17 and 1H18 financial numbers are unaudited. Numbers from 2018 are estimated and subject to change. Please see the offering documents for further disclosures and risks.

JUMP WORLD HOLDING LTD. | NasdaqCM: JMPW | FACTSHEET | JANUARY 2019

USERS AND USER MONETIZATION

Paying Users: 123,000 average monthly paying users in 1H18
Tourist Players: Free-to-download and free-to-play model
Pricing: Generating revenue via selling in-game items and skins
In-game Sales in PC Games: Free to play games with sale of in - game virtual diamonds
In-game Sales in Mobile Games: Self-developed mobile games on third party platforms
Licensing: Grant third party vendors the rights to distribute and operate our games on their platforms
Content Provision: Develop and produce customized game products as content providers for other gaming companies
Other Sources: Organize and participate in E-sports events

COMPETITIVE STRENGTH & STRATEGIES

- In-house Developed Game Engines
- Community-based Gaming Platform
- Highly Engaged and Interactive for Our Games Community
- Rich and Dynamic Content Offerings
- Multi-Platform Coverage
- Cutting-edge Technological Capabilities and Scalable Infrastructure
- Strong Management Team
- Thriving Ecosystem Fueling Strong Monetization
- Continuously adapt and appeal to the preferences of target user groups
- Increase our game production capabilities and develop broader coverage
- Increase cross-platform coverage and capability
- Further develop our social interaction service
- Continue to invest in technology and strengthen our research and development (R&D) capabilities

INDUSTRY OVERVIEW


2018 GLOBAL GAMES MARKET
newzoo
$28.7Bn
21%
$37.9Bn
$5.0Bn
4%
$137.9Bn
52%
$71.4Bn
23%
$32.7Bn
$30.4Bn


China Gaming Market
(USD billions)
13.7
17.9
22.2
24.4
32.5
37.9
2013A
2014A
2015A
2016A
2017A
2018E

OPERATING MATRIX


Average Monthly Active Users
(In 000s)
1.6x
798
1258
1277
1250
1200
1270
2014
2015
2016
2017
1H17
1H18


Average Monthly Paying Users
(In 000s)
4x
23
66
73
92
93
123
2014
2015
2016
2017
1H17
1H18


Average Revenues Per Month Per Active User
(RMB)
2.2x
5.9
10.8
12.3
12.8
14.2
2014
2015
2016
2017
1H18

FINANCIAL HIGHLIGHTS


Revenues
(RMB millions)
1.2x
162
176
181
3
10
2015
2016
2017
PC games
Mobile games
Game development and Royalty income


Net Income
(RMB millions)
1.4x
30.48
32.7
43.25
2015
2016
2017


Operating Income
(RMB millions)
1.1x
42
37.5
46.8
32.5
38.4
2015
2016
2017
1H17
1H18

Note:For Illustrative purposes only. This is not a solicitation to offer to buy or sell securities. Past performance is not indicative of future details, 1H17 and 1H18 financial numbers are unaudited. Numbers from 2018 are estimated and subject to change. Please see the offering documents for further disclosures and risks. There is no guarantee that any strategy will be achieved. ©2018 All rights reserved.